Exhibit 5.1

We refer you to the registration statement on Form F-10/A (Registration No. 333-288536), including a final short form base PREP prospectus (the Prospectus) of Almonty Industries Inc. (the “Company”), dated July 11, 2025. We consent to the incorporation by reference into the Prospectus of our report, dated March 18, 2025, with respect to the consolidated statements of financial position of the Company as of December 31, 2024 and 2023, and the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended, and notes to the consolidated financial statements including material accounting policy information.

We also consent to the reference to us under the caption “Auditor, Registrar and Transfer Agent” in the Prospectus and the caption “Interest of Experts” in the annual information form of the Company dated March 20, 2025 and filed on March 21, 2025 for the year ended December 31, 2024 that is incorporated by reference into the Prospectus.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived the consolidated financial statements on which we have reported or that are within our knowledge as a result of our audit of such financial statements.

Toronto, Canada	Chartered Professional Accountants
July 11, 2025	Licensed Public Accountants